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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM 8-A / A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             Dynatech Corporation
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            (Exact name of registrant as specified in its charter)

              Massachusetts                            04-2258582
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(State of Incorporation or Organization)            (I.R.S. Employer
                                                 Identification Number)



                          3 New England Executive Park
                        Burlington, Massachusetts  01803
                        --------------------------------
              (Address of principal executive offices) (zip code)

If this form relates to the             If this form relates to the
registration of a class of              registration of a class of
securities pursuant to Section          securities pursuant to Section
12(b) of the Exchange Act and is        12(g) of the Exchange Act and is
effective pursuant to General           effective pursuant to General
Instruction A.(c), please check the     Instruction A.(d), please check the
following box. [ ]                      following box. [ ]


Securities Act registration statement file number to
which this form relates:
                        ---------------
                        (if applicable)

       Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                          Name of Each Exchange on Which
to be so Registered                          Each Class is to be Registered
-------------------                          ------------------------------

Rights to Purchase Series A                      New York Stock Exchange
Junior Participating Cumulative
Preferred Stock

       Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of class)



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Item 1.  Description of Registrant's Securities to be Registered.
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     Item 1 of the Form 8-A filed on January 15, 1997 registering the Rights (as defined below), as amended, is hereby further amended so as to read in its entirety as follows:

     On February 16, 1989, the Board of Directors of Dynatech Corporation (the "Company") declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on March 3, 1989. Each Right entitles the registered holder to purchase from the Company a unit consisting of one two-thousandth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, at a cash Exercise Price of $100.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement ("Rights Agreement") between the Company and the First National Bank of Boston, as Rights Agent. The Rights Agreement was amended and restated on March 12, 1990. Amendment No. 1 to the Rights Agreement was executed on December 20, 1997.

     Pursuant to Amendment No. 1 to the Rights Agreement and the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 20, 1997 by and among the Company and CDRD Merger Corporation ("Mergerco"), the Rights expired on and were no longer exercisable as of May 21, 1998.

     The Amended and Restated Rights Agreement between the Company and the Rights Agent, which specifies the terms of the Rights and includes as Exhibit B the form of Right Certificate, and Amendment No. 1 to the Amended and Restated Rights Agreement are attached hereto as Exhibits 1 and 3 and are incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to Exhibits 1 and 3.

Item 2.  Exhibits.
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     The following exhibits are filed herewith as set forth in the Exhibit Index of this Report (or incorporated by reference as indicated below):

          1. Shareholder Rights Agreement dated as of February 16, 1989 as amended and restated as of March 12, 1990 between the Company and The First National Bank of Boston, as Rights Agent. (incorporated by reference)

          2.  Form of Right Certificate. (incorporated by reference)

          3. Amendment No.1 to Shareholder Rights Agreement dated as of December 20, 1997 between the Company and BankBoston, N.A. (formerly The First National Bank of Boston), as Rights Agent. (incorporated by reference)

                                      -2-
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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                              Dynatech Corporation

Dated:  June 29, 1998               By: /s/ Allan M. Kline
                                        ------------------------------------
                                        Allan M. Kline
                                        Corporate Vice President